UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  January 23, 2009

AVI BioPharma, Inc.

(Exact name of Company as specified in its charter)

Oregon	001-14895	93-0797222
(State or other	(Commission File No.)	(I.R.S. Employer
jurisdiction of		Identification No.)
incorporation)

One S.W. Columbia, Suite 1105

Portland, OR 97258

(Address of principal executive offices)

(503) 227-0554

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 23, 2009, AVI BioPharma, Inc. (the “Company”) entered into an Employment Agreement with Stephen Bevan Shrewsbury, MD under which Mr. Shrewsbury will serve as the Company’s Senior Vice President — Preclinical, Clinical and Regulatory Affairs. Mr. Shrewsbury is expected to start his employment with the Company not later than January 26, 2009.

In the five years prior to his appointment as the Company’s Senior Vice President - Preclinical, Clinical and Regulatory Affairs, Mr. Shrewsbury worked for both Adamas Pharmaceuticals Inc., a pharmaceutical company in the field of development and commercialization of highly engineered controlled release combination products, and MAP Pharmaceuticals Inc., a pharmaceutical company.  Mr. Shrewsbury served as Chief Medical Officer & Senior Vice President, Clinical Development, Medical and Regulatory Affairs of Adamas Pharmaceuticals Inc. from 2008 to present. Mr. Shrewsbury joined Adamas Pharmaceuticals Inc. in August 2008 from MAP Pharmaceuticals, Inc. where he served from February 2005 to March 2008, as Chief Medical Officer, Formerly Vice President, Clinical and Regulatory Affairs.  Prior to his employment with MAP Pharmaceuticals, Inc., Mr. Shrewsbury worked for International Pharmaceutical Aerosol Consortium, Board of Research & Science.  Mr. Shrewsbury holds a Bachelor of Medicine and a Bachelor of Surgery degree from Liverpool, UK.

Under the terms of his Employment Agreement, the Company will pay Mr. Shrewsbury an annual base salary of $331,000 per year.  In addition to his base compensation, Mr. Shrewsbury will be eligible for an annual bonus up to 25% of his annual base compensation amount, subject to achievement and satisfaction of goals and objectives established upon mutual agreement of the Company’s Chief Executive Officer, the Company’s Compensation Committee and Mr. Shrewsbury.  The Company granted Mr. Shrewsbury an option to purchase 450,000 shares of the Company’s common stock, which will vest in equal installments over three years.  The Company also granted Mr. Shrewsbury an additional 60,000 shares of the Company’s common stock (the “Restricted Shares”).  The Restricted Shares will be issued upon the 181st day of Mr. Shrewsbury’s employment with the Company.  The Company has also agreed to reimburse up to $100,000 of expenses incurred by Mr. Shrewsbury in connection with his relocation to the Company’s facility in Corvallis, Oregon, up to $15,000 for temporary living expenses incurred by Mr. Shrewsbury as part of his relocation, and $3,000 for legal fees incurred by Mr. Shrewsbury in connection with the negotiation of his Employment Agreement.  The Company’s Employment Agreement with Mr. Shrewsbury provides for certain benefits payable to Mr. Shrewsbury upon termination of Mr. Shrewsbury’s employment by the Company for any reason without cause. If terminated by the Company without cause other than in connection with a change in control, the Employment Agreement provides that Mr. Shrewsbury is entitled to receive severance benefits equal to 12 months of base compensation. If terminated by the Company without cause in connection with a change in control or if terminated by Mr. Shrewsbury  for good reason (the definition of which includes a requirement that it be in connection with a change in control), Mr. Shrewsbury is entitled to receive severance benefits equal to 24 months of base compensation.  In either case, all nonvested options shall immediately vest and be exercisable for  a period of 180 days following the effective date of termination.

This description of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, a copy of which is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein. In accordance with General Instruction B.2 of Form 8-K, Exhibit 99.1 hereto shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01       Financial Statements and Exhibits.

(d)       Exhibits

The following exhibit is filed herewith:

99.1      Employment Agreement by and between AVI BioPharma, Inc. and Stephen Bevan Shrewsbury MD dated January 23, 2009.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on January 30, 2009.

AVI BioPharma, Inc.

By:	/s/ LESLIE HUDSON, Ph.D.
Leslie Hudson, Ph.D.
Chief Executive Officer
(Principal Executive Officer)

Exhibit Index

Exhibit	Description

Exhibit 99.1	Employment Agreement by and between AVI BioPharma, Inc. and Stephen Bevan Shrewsbury MD dated January 23, 2009.